PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 33 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated January 5, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2005

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 10,000,000        Interest Rate:                 5.43% per annum

Maturity Date:                 January 10, 2005       Maximum Interest Rate:         N/A

Settlement Date                January 10, 2000       Minimum Interest Rate:         N/A
     (Original Issue Date):

Interest Accrual Date:         January 10, 2000       Interest Payment Dates:        Each January 10,
                                                                                     commencing January
                                                                                     10, 2001
Issue Price:                   99.615%

Specified Currency:            Euro

Redemption Percentage at       100%                   Interest Payment Period:       Annual
     Maturity:
                                                      Denominations:                 Euro 100,000

Initial Redemption             N/A                    Business Day:                  TARGET and New
     Percentage:                                                                     York

Annual Redemption              N/A                    Common Code:                   10629195
     Percentage Reduction:

Optional Repayment Date(s):    N/A                    ISIN:                          XS0106291957


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER